Exhibit 5

UNDERWOOD ATTORNEYS AND COUNSELORS AT LAW

JOHN B. ATKINS	Physical Address:
Phone Number: 806.379.0376	500 S. Taylor Suite 1200, LB 233
Fax Number: 806.349.9471	Amarillo, TX 79101-2446
www.uwlaw.com	Mailing Address:
John.Atkins@uwlaw.com	P.O. Box 9158
Amarillo, TX 79105-9158

May 24, 2011
Amarillo Biosciences, Inc.
4134 Business Park Dr.
Amarillo, Texas 79110

RE:	Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 7,000,000 shares of common stock of the company.  We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary or relevant to enable us to render an opinion in this matter.

Based solely on the foregoing examination, it is our opinion that, when granted and issued according to the 2011 Consultants Stock Grant Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Underwood, Wilson, Berry,
Stein & Johnson

John B. Atkins

JBA/cs

10